JOINT ALLOCATION AGREEMENT
THIS JOINT ALLOCATION AGREEMENT (this “Agreement”), effective as of the 9th day of
April, 2026, by and among Carlyle Secured Lending, Inc. and Carlyle Credit Solutions, Inc., each affiliates and business development companies that have elected or intend to elect to be regulated under the Investment Company Act of 1940, as amended (the “1940 Act”), and any subsidiaries thereof (each an
“Insured” and together, the “Insureds”).
WHEREAS, pursuant to the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 adopted thereunder (“Rule 17g-1”), which apply to a business development company pursuant to Section
59 of the 1940 Act, each Insured is required to maintain a bond issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering certain officers and employees of the Insureds; and
WHEREAS, the Insureds propose entering into a joint bond with Berkley Regional Insurance
Company, in accordance with Rule 17g-1 (such joint bond as proposed to be executed and as it may be amended from time to time, hereinafter, the “Bond”); and
WHEREAS, the Insureds, in order to be covered jointly under the Bond, are required by Rule
17g-1 to be parties to an agreement that establishes the criteria by which the premiums and any recoveries under the Bond shall be allocated among them.
NOW, THEREFORE, it is agreed as follows:
1. Amount of Coverage Maintained.  The amount of fidelity coverage under the Bond shall at all times be at least equal to the sum of: (a) the total amount of coverage the Insured would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d)(1) of
Rule 17g-1 had the other not been a named insured under the Bond, plus (b) the amount of each bond which each other named Insured would have been required to provide and maintain pursuant to federal statutes or regulations had such Insured not been named as an insured under the Bond (such amounts, respectively, the “minimum coverage requirement” for each Insured). The amount of fidelity coverage under the Bond shall be approved at least annually by the Board of Directors/Trustees of each Insured, including a majority of those directors/trustees who are not “interested persons” of the Insureds.
2.Allocation of Recovery.  In the event an actual pecuniary loss is suffered by the Insureds under circumstances covered by the Bond, any recovery under the Bond shall be allocated among such
Insureds as follows:
a.If the total amount of coverage provided under the Bond exceeds or is equal to the amount of the combined total loss suffered by the Insureds suffering the loss, then each such Insured shall be entitled to recover the amount of its actual loss.
b.If the amount of loss suffered by each Insured suffering loss exceeds its minimum coverage requirement as set forth in Section 1 hereof and the amount of such Insureds’
combined actual losses exceeds the total amount of coverage under the Bond, then each such Insured shall be entitled to recover (i) its minimum coverage requirement, and (ii) to the extent there exists any excess coverage, the proportion of such excess coverage that its minimum coverage requirement bears to the amount of the combined minimum coverage requirements of the Insureds suffering actual loss; provided, however, that if the actual loss of any such Insureds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Insured in proportion to its minimum coverage requirements.
c.If (i) the amount of actual loss suffered by any Insured is less than or equal to its minimum coverage requirement, (ii) the amount of actual loss of the other Insured exceeds its minimum coverage requirements, and (iii) the amount of the combined actual losses of the Insureds exceeds the total amount of coverage provided under the Bond, then any Insured that has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss.
The other Insured that has suffered actual loss shall be entitled to recover the remainder of the coverage under the Bond.
d.Notwithstanding anything to the foregoing, no Insured shall receive any recovery until each Insured has at least received at least the amount it would have received had it provided and maintained a single insured bond with each Insured’s minimum coverage requirements.
3.Allocation of Premiums.  The premium payable on the Fidelity Bond by each Insured shall be allocated in proportion to the amount of premium that would have been payable by each Insured had each Insured separately obtained a fidelity bond equal to the minimum bond required under Rule
17g-1(d) based upon their respective gross assets, or projected assets with respect to a newly established
Insured.
4.Amendment.  This Agreement may not be modified or amended in any manner except by written agreement executed by the parties hereto.
5.Filing with the Commission.  A copy of this Agreement, and any amendment thereto, shall be filed with the SEC within 10 days after receipt by the Insureds of an executed copy of the Bond.
6.Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the Insureds have caused this Agreement to be executed as of the day and year first written above.
Carlyle Secured Lending, Inc.
By:/s/ Alex Chi
      Alex Chi, Chief Executive Officer
Carlyle Credit Solutions, Inc.
By: /s/ Alex Chi
      Alex Chi, Chief Executive Officer